EXHIBIT 99.1

News Release

Media Relations:	Investor Relations:
Jim Vitak	Eric Boni
(614) 790-3715	(859) 815-4454
jevitak@ashland.com	enboni@ashland.com

FOR IMMEDIATE RELEASE:
October 28, 2008

Ashland Inc. reports fourth-quarter operating income of $28 million and loss from continuing operations of 1 cent per share

COVINGTON, Ky. – Ashland Inc. (NYSE: ASH) today announced a preliminary1 loss from continuing operations of $1 million, or 1 cent per share, for the quarter ended Sept. 30, 2008, the fourth quarter of Ashland’s fiscal year, as compared with income of $32 million, or 51 cents per share, in the year-ago quarter. The September 2008 quarter also included a loss from discontinued operations of $9 million, or 14 cents per share, which primarily consisted of various adjustments to asbestos-related insurance receivables resulting from Ashland’s ongoing assessment of these matters. In total, Ashland recorded a net loss of $10 million, or 15 cents per share, versus net income of $32 million, or 51 cents per share, in the same prior-year quarter.
Ashland’s operating income for the September 2008 quarter totaled $28 million and compares with operating income of $26 million in the year-ago quarter. Operating income for both periods contained a number of key items. (See page 5 of financial information for details of the impact of each of these key items on Ashland and its operating segments.)
Excluding key items, operating income totaled $24 million for the September 2008 quarter and $40 million for the 2007 quarter. Ashland believes the use of these adjusted operating income figures enhances understanding of its current and future performance.
Earnings before interest, taxes, depreciation and amortization2 (EBITDA) totaled $68 million in the September 2008 quarter as compared with $76 million in the same prior-year quarter, a decline of 11 percent.
Ashland's tax provision in the fourth quarter reflected adjustments to achieve the full-year effective tax rate of 33 percent. This negatively affected earnings by approximately 30 cents per share.

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Ashland Inc. reports fourth-quarter operating income of $28 million and loss from continuing operations of 1 cent per share, pg. 2

Business Summary
Commenting on Ashland’s fourth-quarter results, Chairman and Chief Executive Officer James J. O’Brien said, “Our performance for the fourth quarter continued to reflect the difficult economic environment, which particularly affected Ashland Performance Materials’ composites business, both from a demand and raw materials cost perspective, and Ashland Water Technologies, which suffered from significant declines in gross profit percentage. We continue to be encouraged by Ashland Distribution, which recorded an additional $10.6 million of operating income versus the prior-year quarter, excluding key items, reflecting the positive impact of the changes we’ve made in its structure and pricing processes. Valvoline’s operating income declined 27 percent versus the year-ago quarter, as we received significant base oil and additive cost increases in the early to mid summer, creating margin compression through much of the quarter. Price increases implemented in August and September fully mitigated the impact of raw material increases for only the latter portion of the quarter. All that said, Valvoline completed its second-best year ever for operating income, just slightly below the record set last year, and we believe the business model changes we made in 2006 enabled Valvoline to better manage the volatility in the raw materials market.
Continuing, O’Brien said, “We generated cash flows from operations of $144 million in the September 2008 quarter, driven by our strong emphasis on working capital management. Since June, our internal benchmark of operating-segment trade working capital to sales decreased by nearly 1.6 percent of annualized sales, excluding the impact of working capital added through acquisitions. Overall, we have reduced working capital by 13 percent in fiscal 2008 while revenue increased by 8 percent. We are pleased with this progress and continue to focus on maximizing cash flow.”

Business Performance
Performance Materials’ operating income of $1.6 million for the September 2008 quarter compares with $7.2 million in the year-ago quarter. Excluding key items in both periods, Performance Materials’ operating income was $6.3 million for the 2008 September quarter versus $13.9 million for the 2007 quarter. Sales and operating revenue of $427 million declined 3 percent versus the September 2007 quarter. Both revenue and volume comparisons are affected by a number of factors: an extra month of non-North American business in 2007, volume gained from the acquisition of a line of business from Air Products in 2008, the transfer of certain sales to Water Technologies, and currency translation. Excluding the effects of these factors, revenue increased 3 percent over the September 2007 quarter, largely due to price

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Ashland Inc. reports fourth-quarter operating income of $28 million and loss from continuing operations of 1 cent per share, pg. 3 increases, and volume per day decreased 6 percent. Total gross profit versus the prior-year quarter declined primarily as a result of the lower volume.
Distribution’s operating income increased to $12.6 million for the September 2008 quarter as compared with an operating loss of $4.5 million, or income of $2.0 million when adjusted for key items, in the same prior-year quarter. Volume per day declined 7 percent, excluding the extra month of non-North American business in 2007. Sales and operating revenue increased 10 percent versus the prior-year September quarter, but excluding the additional month of non-North American revenue in 2007 and currency translation, operating revenue would have increased by 14 percent. Average unit selling price increased by 20 percent. Gross profit as a percent of sales increased by 1.1 percentage points to 8.1 percent from 7.0 percent in the prior-year quarter, and gross profit per pound increased from 5.7 cents to 8.0 cents and improved by 0.9 cent over the June 2008 quarter. These improvements were partially offset by a 4-percent increase in selling, general and administrative expenses.
Valvoline’s fourth-quarter operating income of $13.1 million compares with $17.9 million in the year-ago quarter, a 27-percent decline. Sales and operating revenue of $454 million increased 18 percent over the September 2007 quarter, largely due to price increases. Valvoline’s total lubricant volume was essentially even with the prior-year quarter. Do-It-Yourself volumes increased approximately 7 percent versus a weak September quarter last year, and international volumes increased 9 percent, primarily due to the commencement of a tolling contract in Europe. Meanwhile, the Do-It-For-Me installer channel lost approximately 8 percent in volume versus the prior-year quarter. Gross profit as a percent of sales declined 5.4 percentage points versus the 2007 September quarter, primarily a result of the lag in timing of price increases to customers relative to base oil and additive cost increases received by Valvoline.
Water Technologies reported an operating loss of $5.9 million for the September 2008 quarter as compared with a loss of $1.5 million in the prior-year quarter. When adjusted for key items in both quarters, Water Technologies’ operating loss was $3.3 million in the 2008 quarter as compared with income of $6.6 million in the prior-year quarter. Sales and operating revenue of $226 million was 9 percent lower than the 2007 September quarter. Revenue comparisons were affected by an extra month of non-North American business in 2007, the transfer of certain sales from Performance Materials, and currency translation. Excluding these factors, revenue increased 1 percent. Gross profit as a percent of sales decreased by 6.8 percentage points versus the year-ago quarter, primarily reflecting increased raw material costs, as well as unfavorable adjustments related to the resolution of invoice accuracy issues.

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Ashland Inc. reports fourth-quarter operating income of $28 million and loss from continuing operations of 1 cent per share, pg. 4

For the 2008 fourth quarter, Unallocated and Other amounted to $6.4 million of income as compared with $7.1 million of income in the same prior-year quarter. When adjusted for key items, Unallocated and Other was an expense of $4.9 million and $0.9 million, respectively, for the September 2008 and 2007 quarters.
In total, key items affecting operating income had a net favorable impact on the September 2008 quarter of $4.0 million and a net unfavorable impact on the September 2007 quarter of $14.2 million. Key items for the September 2007 quarter included $5.2 million of income from Ashland’s elimination of a one-month financial reporting lag for wholly owned entities outside North America, which created a four-month quarter and 13-month year for certain of Ashland’s non-North American businesses in 2007.
Net interest and other financing income was $2 million in the September 2008 quarter as compared with $12 million in the same prior-year quarter, the difference being primarily the result of lower interest rates on Ashland’s short-term cash and investment securities.

Fiscal-Year Results
For the fiscal year ended Sept. 30, 2008, Ashland’s sales and operating revenue totaled $8,381 million, an increase of 8 percent over fiscal 2007. Diluted earnings per share totaled $2.63 as compared with $3.60 in the prior year. Income from continuing operations amounted to $2.76 per share versus $3.15 per share in fiscal 2007, a 12-percent reduction.
Operating income for fiscal 2008 totaled $213 million as compared with $216 million in the prior year. Ashland achieved EBITDA of $358 million in fiscal 2008 as compared with $349 million of EBITDA in fiscal 2007.
Ashland generated cash flows from operating activities from continuing operations of $478 million in 2008, a $289 million increase over fiscal 2007.

Outlook
Commenting on the outlook for the near term, O’Brien said, “Performance Materials will continue to be challenged by the difficult conditions in the North American construction and transportation markets and the downturn in the European market. We do expect that price increases implemented during the September quarter, combined with softness in the crude oil market, should provide some sequential improvement to the gross profit percentage of the business from depressed levels during the past few months, as long as volume reductions are not significant. Substantial improvements in Performance Materials’ cost structure as a result of

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Ashland Inc. reports fourth-quarter operating income of $28 million and loss from continuing operations of 1 cent per share, pg. 5 decreases in personnel, as well as reductions in the hours of operation at certain manufacturing facilities, should help cushion the impact of economic conditions.
“Distribution’s future performance will continue to be affected by weakness in North American industrial output. We remain concerned about the level of business activity of our customers due to the current global economic environment. That said, we expect our continued focus on pricing and margins should help the business mitigate the effects of these economic trends.
“For Valvoline, volume challenges will likely persist marketwide; however, the business has demonstrated the ability to outperform the market. Valvoline’s price increases implemented during the September quarter fully offset raw material cost increases received during the last several months. This, combined with no significant prospects for higher base oil pricing, should enable gross profit to improve on a unit basis from depressed levels.
“Water Technologies has implemented a number of cost reductions in the business that should have a positive impact on near-term results. In addition, recent price increases, combined with softer raw material markets, should allow for gross profit percentage expansion from the September quarter’s significantly reduced levels, particularly starting in the second quarter after many contract renewals are negotiated.
“We are significantly ahead of plan in achieving our run-rate annualized cost savings of $40 million by year-end fiscal 2009. Through the end of fiscal 2008, we have already achieved run-rate savings of $41 million, primarily in our Water Technologies and Performance Materials businesses. In total, we still expect to achieve $65 million of cost-structure efficiencies in our current businesses by the end of fiscal 2009.
Concluding his comments, O’Brien said, “While the economic environment continues to present an increasing challenge to near-term performance, we are making a number of strategic moves that enable us to strengthen our profile as a specialty chemicals company. Most important among these is the pending acquisition of Hercules Inc., which will dramatically enhance our focus and scale in specialty additives and ingredients and paper and water technologies. We have received all necessary regulatory approvals and continue to work with our banks on the structure and terms of the committed financing. The next milestone is the Hercules shareholder vote on the transaction at their Nov. 5 special meeting.”

Conference Call Webcast
Today at 9 a.m. (EDT), Ashland will provide a live webcast of its fourth-quarter conference call with securities analysts. The webcast will be accessible through Ashland’s

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Ashland Inc. reports fourth-quarter operating income of $28 million and loss from continuing operations of 1 cent per share, pg. 6 website, www.ashland.com. Following the live event, an archived version of the webcast will be available for 12 months at www.ashland.com/investors.
Ashland Inc. (NYSE: ASH), a diversified, global chemical company, provides quality products, services and solutions to customers in more than 100 countries. A FORTUNE 500 company, it operates through four divisions: Ashland Performance Materials, Ashland Distribution, Valvoline and Ashland Water Technologies. To learn more about Ashland, visit www.ashland.com.

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FORTUNE 500 is a registered trademark of Time Inc.

1 Preliminary Results
Financial results are preliminary until Ashland’s annual report on Form 10-K is filed with the U.S. Securities and Exchange Commission.

2 Regulation G
The information presented in this earnings release regarding earnings before interest, taxes, depreciation, and amortization (EBITDA) does not conform to generally accepted accounting principles (GAAP) and should not be construed as an alternative to the reported results determined in accordance with GAAP. Management has included this non-GAAP information to assist in understanding the operating performance of the company and its operating segments. The non-GAAP information provided may not be consistent with the methodologies used by other companies. All non-GAAP information is reconciled with reported GAAP results in the table provided below.

(in millions)	Q4 2008	Q4 2007
Operating income	$ 28	$ 26
Add:
Depreciation and amortization	40	50
EBITDA	$ 68	$ 76

(in millions)	FY 2008	FY 2007
Operating income	$ 213	$ 216
Add:
Depreciation and amortization	145	133
EBITDA	$ 358	$ 349

Forward-Looking Statements
This news release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These

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Ashland Inc. reports fourth-quarter operating income of $28 million and loss from continuing operations of 1 cent per share, pg. 7 statements include those made with respect to Ashland’s operating performance and Ashland’s acquisition of Hercules Inc. These expectations are based upon a number of assumptions, including those mentioned within this news release. Performance estimates are also based upon internal forecasts and analyses of current and future market conditions and trends, management plans and strategies, weather, operating efficiencies and economic conditions, such as prices, supply and demand, cost of raw materials, and legal proceedings and claims (including environmental and asbestos matters). These risks and uncertainties may cause actual operating results to differ materially from those stated, projected or implied. Such risks and uncertainties with respect to Ashland’s acquisition of Hercules include the possibility that the benefits anticipated from the Hercules transaction will not be fully realized; the possibility the transaction may not close, including as a result of failure to obtain the approval of Hercules' stockholders; the possibility that financing may not be available on the terms committed; and other risks that are described in filings made by Ashland with the Securities and Exchange Commission (SEC) in connection with the proposed transaction. Although Ashland believes its expectations are based on reasonable assumptions, it cannot assure the expectations reflected herein will be achieved. This forward-looking information may prove to be inaccurate and actual results may differ significantly from those anticipated if one or more of the underlying assumptions or expectations proves to be inaccurate or is unrealized or if other unexpected conditions or events occur. Other factors, uncertainties and risks affecting Ashland are contained in Ashland's periodic filings made with the SEC, including its Form 10-K for the fiscal year ended Sept. 30, 2007, and Forms 10-Q for the quarters ended Dec. 31, 2007, and March 31 and June 30, 2008, which are available on Ashland’s Investor Relations website at www.ashland.com/investors or the SEC’s website at www.sec.gov. Ashland undertakes no obligation to subsequently update or revise the forward-looking statements made in this news release to reflect events or circumstances after the date of this news release.

ADDITIONAL INFORMATION
In connection with the proposed transaction, Ashland filed a registration statement on Form S-4 (File No. 333-152911) with the SEC containing a proxy statement/prospectus. On Oct. 6, 2008, Ashland and Hercules mailed a definitive proxy statement/prospectus to Hercules’ shareholders containing information about the merger. Investors and security holders are urged to read the registration statement on Form S-4 and the proxy statement/prospectus because they contain important information about the proposed transaction. Investors and security holders may obtain free copies of these documents and other documents filed with the SEC by contacting Ashland Investor Relations at (859) 815-4454 or Hercules Investor Relations at (302) 594-7151. Free copies may also be obtained from Ashland's Investor Relations website at www.ashland.com/investors, Hercules' website at www.herc.com or the SEC's website at www.sec.gov.

Ashland Inc. and Consolidated Subsidiaries				Page 1
STATEMENTS OF CONSOLIDATED INCOME
(In millions except per share data - preliminary and unaudited)
	Three months ended		Year ended
	September 30		September 30
	2008	2007	2008	2007

SALES AND OPERATING REVENUES	$2,216	$2,085	$8,381	$7,785

COSTS AND EXPENSES
Cost of sales and operating expenses	1,898	1,740	7,056	6,447
Selling, general and administrative expenses (a)	310	338	1,166	1,171
	2,208	2,078	8,222	7,618
EQUITY AND OTHER INCOME	20	19	54	49

OPERATING INCOME	28	26	213	216
Gain (loss) on the MAP Transaction (b)	(3)	-	20	(3)
Net interest and other financing income	2	12	28	46
INCOME FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	27	38	261	259
Income taxes	28	6	86	58
INCOME (LOSS) FROM CONTINUING OPERATIONS	(1)	32	175	201
Income (loss) from discontinued operations (net of income taxes) (c)	(9)	-	(8)	29
NET INCOME (LOSS)	$(10)	$32	$167	$230

DILUTED EARNINGS PER SHARE
Income (loss) from continuing operations	$(.01)	$.51	$2.76	$3.15
Income (loss) from discontinued operations	(.14)	-	(.13)	.45
Net income (loss)	$(.15)	$.51	$2.63	$3.60

AVERAGE COMMON SHARES AND ASSUMED CONVERSIONS	63	63	64	64

SALES AND OPERATING REVENUES
Performance Materials	$427	$438	$1,621	$1,580
Distribution	1,151	1,050	4,374	4,031
Valvoline	454	384	1,662	1,525
Water Technologies	226	249	893	818
Intersegment sales	(42)	(36)	(169)	(169)
	$2,216	$2,085	$8,381	$7,785
OPERATING INCOME
Performance Materials	$2	$7	$52	$89
Distribution	13	(4)	51	41
Valvoline	13	18	83	86
Water Technologies	(6)	(2)	10	16
Unallocated and other (a)	6	7	17	(16)
	$28	$26	$213	$216

(a)	The year ended September 30, 2007 includes a $25 million charge for costs associated with Ashland's voluntary severance offer.
(b)
"MAP Transaction" refers to the June 30, 2005 transfer of Ashland’s 38% interest in Marathon Ashland Petroleum LLC (MAP) and two other businesses to Marathon Oil Corporation. The income for the current year ended September 30 is primarily due to a $23 million gain associated with a tax settlement agreement entered into with Marathon Oil Corporation, relating to four specific tax areas, that supplement the original Tax Matters Agreement from the initial MAP Transaction. The loss in the current quarter and prior year period presented reflects adjustments in the recorded receivable for future estimated tax deductions related primarily to environmental and other postretirement reserves.

(c)
The current quarter after-tax charge of $9 million relates to adjustments in Ashland's asbestos insurance receivable. The year ended September 30, 2008 includes an after-tax charge of $7 million from various tax adjustments to the gain on the sale of APAC. The year ended September 30, 2007 includes after-tax income of $35 million from an increase in Ashland's asbestos insurance receivable.

Ashland Inc. and Consolidated Subsidiaries		Page 2
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions - preliminary and unaudited)

	September 30
	2008	2007
ASSETS
Current assets
Cash and cash equivalents	$886	$897
Available-for-sale securities	-	155
Accounts receivable	1,469	1,467
Inventories	494	610
Deferred income taxes	97	69
Other current assets	86	78
	3,032	3,276

Investments and other assets
Auction rate securities	243	-
Goodwill and other intangibles	408	377
Asbestos insurance receivable (noncurrent portion)	428	458
Deferred income taxes	154	157
Other noncurrent assets	394	435
	1,627	1,427

Property, plant and equipment
Cost	2,297	2,125
Accumulated depreciation and amortization	(1,185)	(1,142)
	1,112	983

	$5,771	$5,686

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$21	$5
Trade and other payables	1,209	1,141
Income taxes	-	6
	1,230	1,152

Noncurrent liabilities
Long-term debt (noncurrent portion)	45	64
Employee benefit obligations	344	255
Asbestos litigation reserve (noncurrent portion)	522	560
Other noncurrent liabilities and deferred credits	428	501
	1,339	1,380

Stockholders’ equity	3,202	3,154

	$5,771	$5,686

Ashland Inc. and Consolidated Subsidiaries		Page 3
STATEMENTS OF CONSOLIDATED CASH FLOWS
(In millions - preliminary and unaudited)
	Year ended
	September 30
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES FROM CONTINUING OPERATIONS
Net income	$167	$230
Loss (income) from discontinued operations (net of income taxes)	8	(29)
Adjustments to reconcile income from continuing operations to cash flows from operating activities
Depreciation and amortization	145	133
Deferred income taxes	44	22
Equity income from affiliates	(23)	(15)
Distributions from equity affiliates	13	10
Gain from the sale of property and equipment	(2)	(4)
Stock based compensation expense	12	16
(Gain) loss on the MAP Transaction	(20)	3
Change in operating assets and liabilities (a)	134	(177)
	478	189
CASH FLOWS FROM INVESTING ACTIVITIES FROM CONTINUING OPERATIONS
Additions to property, plant and equipment	(205)	(154)
Proceeds from the disposal of property, plant and equipment	10	27
Purchase of operations - net of cash acquired	(129)	(75)
Proceeds from sale of operations	26	-
Purchases of available-for-sale securities	(435)	(484)
Proceeds from sales and maturities of available-for-sale securities	315	680
	(418)	(6)
CASH FLOWS FROM FINANCING ACTIVITIES FROM CONTINUING OPERATIONS
Proceeds from the exercise of stock options	3	19
Excess tax benefits related to share-based payments	1	9
Repayment of long-term debt	(5)	(13)
Repurchase of common stock	-	(288)
Cash dividends paid	(69)	(743)
	(70)	(1,016)
CASH USED BY CONTINUING OPERATIONS	(10)	(833)
Cash used by discontinued operations
Operating cash flows	(8)	(3)
Investing cash flows	-	(92)
	(8)	(95)
Effect of currency exchange rate changes on cash and cash equivalents	7	5
DECREASE IN CASH AND CASH EQUIVALENTS	$(11)	$(923)

DEPRECIATION AND AMORTIZATION
Performance Materials	$42	$36
Distribution	24	22
Valvoline	32	31
Water Technologies	26	27
Unallocated and other	21	17
	$145	$133
ADDITIONS TO PROPERTY, PLANT AND EQUIPMENT
Performance Materials	$48	$56
Distribution	27	29
Valvoline	42	28
Water Technologies	17	24
Unallocated and other	71	17
	$205	$154

(a)	Excludes changes resulting from operations acquired or sold.

Ashland Inc. and Consolidated Subsidiaries				Page 4
INFORMATION BY INDUSTRY SEGMENT
(In millions - preliminary and unaudited)
	Three months ended		Year ended
	September 30		September 30
	2008	2007	2008	2007
PERFORMANCE MATERIALS (a) (b)
Sales per shipping day	$6.7	$6.1	$6.4	$6.1
Pounds sold per shipping day	5.2	4.8	4.9	4.9
Gross profit as a percent of sales	14.6%	18.4%	17.0%	20.5%
DISTRIBUTION (a) (b)
Sales per shipping day	$18.0	$15.9	$17.3	$15.9
Pounds sold per shipping day	18.2	19.6	18.8	19.6
Gross profit as a percent of sales	8.1%	7.0%	7.8%	7.9%
VALVOLINE (a) (b)
Lubricant sales (gallons)	43.5	43.3	169.2	167.1
Premium lubricants (percent of U.S. branded volumes)	26.1%	23.5%	24.9%	23.3%
Gross profit as a percent of sales	19.2%	24.6%	23.0%	24.8%
WATER TECHNOLOGIES (a) (b)
Sales per shipping day	$3.5	$3.3	$3.5	$3.1
Gross profit as a percent of sales	32.9%	39.7%	36.7%	39.2%

(a)	Sales are defined as sales and operating revenues. Gross profit is defined as sales and operating revenues, less cost of sales and operating expenses.
(b)
Excludes amounts resulting from the elimination of the previous one month financial reporting lag for wholly owned entities outside North America, which was recorded in the three months ended September 30, 2007.

Ashland Inc. and Consolidated Subsidiaries						Page 5
COMPONENTS OF OPERATING INCOME
(In millions - preliminary and unaudited)

	Three Months Ended September 30, 2008
	Performance			Water	Unallocated
	Materials	Distribution	Valvoline	Technologies	& Other	Total
OPERATING INCOME
Severance	$(4.7)	$-	$-	$(2.6)	$-	$(7.3)
Self-insurance reserve adjustment	-	-	-	-	11.3	11.3
All other operating income	6.3	12.6	13.1	(3.3)	(4.9)	23.8
	$1.6	$12.6	$13.1	$(5.9)	$6.4	$27.8

	Three Months Ended September 30, 2007
	Performance			Water	Unallocated
	Materials	Distribution	Valvoline	Technologies	& Other	Total
OPERATING INCOME
Postretirement benefit obligation adjustment	$(3.3)	$(5.6)	$(0.9)	$(1.5)	$-	$(11.3)
Self-insurance reserve adjustment	-	-	-	-	8.0	8.0
Asset impairments - PathGuard® equipment	-	-	-	(10.6)	-	(10.6)
Non-North American entities reporting lag elimination	2.1	(0.9)	-	4.0	-	5.2
Litigation reserve adjustment	(5.5)	-	-	-	-	(5.5)
All other operating income	13.9	2.0	18.8	6.6	(0.9)	40.4
	$7.2	$(4.5)	$17.9	$(1.5)	$7.1	$26.2